Exhibit 3.48
ARTICLES OF INCORPORATION
OF
EDUCARE COMMUNITY LIVING-NORMAL LIFE, INC.
     The undersigned, a natural person over the age of eighteen years, acting as incorporator of a corporation under the Texas Business Corporation Act (the “Act”), does hereby adopt the following articles of incorporation for such corporation:
ARTICLE ONE
     The name of the corporation is EduCare Community Living-Normal Life, Inc.
ARTICLE TWO
     The corporation is to have perpetual existence.
ARTICLE THREE
     The purposes for which the corporation is organized are to transact any and all lawful business for which corporations may be organized under the Act.
ARTICLE FOUR
     The aggregate number of shares of a single class which the corporation shall have authority to issue is One Thousand (1,000) of no par value.
ARTICLE FIVE
     The corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars ($1,000.00) consisting of money, labor done or property actually received.
ARTICLE SIX
     The post office address of the initial registered office is 811 Dallas Avenue, Houston, Texas 77002, and the name of its initial registered agent at such address is CT Corporation System.
ARTICLE SEVEN
     The number of directors constituting the initial board of directors is three (3), and the names and addresses of the persons who are to serve as the initial directors are:

Name	Address
Frederic H. Davis	9100 Marksfield Road Louisville, Kentucky 40222
J. Robert Shaver	9100 Marksfield Road Louisville, Kentucky 40222
Kathryn S. Graham	9100 Marksfield Road Louisville, Kentucky 40222

ARTICLE EIGHT
     At each election for directors of the corporation, each shareholder shall have the right to vote, in person or by proxy, the number of shares owned by that shareholder for each of as many persons as there are directors to be elected and cumulative voting by the shareholders in the election of directors is hereby expressly prohibited.
ARTICLE NINE
     The shareholders of the corporation shall not have a preemptive right to acquire additional, unissued or treasury shares of the corporation, or securities of the corporation convertible into or carrying a right to subscribe to or acquire shares.
ARTICLE TEN
     The corporation shall indemnify its directors to the fullest extent provided by the Act.
ARTICLE ELEVEN
     To the maximum extent provided by law, each director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for an act or omission in such director’s capacity as a director, except that this article does not authorize the elimination or limitation of the liability of such director to the extent the director is found liable for:
(1) a breach of his or her duty of loyalty to the corporation or its shareholders;
(2) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;
(3) a transaction from which such director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or
(4) an act or omission for which the liability of such director is expressly provided for by an applicable statute.
ARTICLE TWELVE
     Any action required or permitted by the Act to be taken at a meeting of the shareholders of the corporation may be taken without a meeting, without prior notice, and without a vote if a consent in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on such action were present and voted.

ARTICLE THIRTEEN
     The name and address of the incorporator is Kelly Latz, 2000 San Jacinto Center, 98 San Jacinto Boulevard, Austin, Texas 78701-4286.
EXECUTED this 29th day of March, 1995.
Kelly Latz